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VOCE BEGINS PROCESS TO CALL SPECIAL MEETING OF ARGO SHAREHOLDERS

Argo is in the Midst of Critical Leadership, Governance and Strategic Decisions with Lasting Effects – Shareholders Must Have Input

Voce Plans to Solicit Consents to Call Special Meeting to Consider Replacement of Five Incumbent Directors with Five Highly-Qualified, Fully-Independent Directors

Board Change is Urgently Needed to Retire a Culture of Failed Oversight and Poor Governance at Argo

San Francisco, CA (November 26, 2019) – Voce Capital Management LLC (“Voce”), the beneficial owner of approximately 5.8% of the shares of Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or the “Company”), today filed a Preliminary Consent Statement in connection with the solicitation of consents to call a special meeting of shareholders (the “Special Meeting”) of Argo.

Voce issued the following statement in connection with the filing of its Preliminary Consent Statement:

“Since the 2019 Annual Meeting of Shareholders, the situation at Argo has significantly deteriorated. In October, the press reported that the Securities and Exchange Commission (the “SEC”) had subpoenaed Argo over its executive compensation and perquisites, which investigation Argo was then forced to publicly confirm. On November 5, Argo announced the sudden ‘retirement’ of its CEO, yet the Board awarded him a lucrative package of cash severance, accelerated stock vesting and benefits. The Board replaced him with an internal CEO after failing to consider even a single external candidate for the job.

Both A.M. Best and S&P Global Ratings subsequently announced negative actions related to their ratings of the Company’s debt, and each specifically cited Argo’s poor corporate governance and failed Board oversight as the reason for their actions.

There are crucial leadership, governance and strategic choices which are being made in real time and will have lasting and potentially irreversible effects once rendered. This is why we insisted, in our October 14 press release following news of the SEC investigation and our November 6 press release upon the replacement of the CEO, that shareholder voices must be heard in Argo’s boardroom. Yet the Board has refused every overture that we have made to appoint Directors nominated by shareholders. These issues are critical and urgent, and time is of the essence. Argo’s shareholders cannot wait any longer.

That is why today we are launching a process to call a Special Meeting so that shareholders may consider proposals to replace five incumbent Directors with five highly-qualified, fully-independent Directors. Once we file our definitive consent solicitation statement, we will simply be asking shareholders to consent to the calling of a Special Meeting, which is permitted by Argo’s Bye-laws and will require the concurrence of holders of at least 10 percent of Argo’s common stock. Consents at this stage will not determine if any Argo directors are removed or replaced, only whether a shareholder meeting to consider and vote on such proposals will occur.

We look forward to engaging with our fellow shareholders as this process moves forward to address the many challenges facing Argo.”

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About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Additional Information and Where to Find It

Voce Catalyst Partners LP, Voce Catalyst Partners New York LLC, Voce Capital Management LLC, Voce Capital LLC and J. Daniel Plants (collectively, the “Participants”) intend to file with the SEC a definitive consent statement and accompanying form of consent to be used in connection with the solicitation of consents from the shareholders of Argo. All shareholders are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants when they become available, as they will contain important information, including additional information related to the Participants and the consents being sought.  Additional information about the Participants can be found in Exhibit 2 to the Schedule 14A filed by the Participants with the SEC on November 26, 2019.  The definitive consent statement and an accompanying consent card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Cautionary Statement Regarding Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different.  In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results.  Voce disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Voce has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (877) 259-6290

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzacchei@sloaneper.com / jgermani@sloanepr.com